As filed with the Securities and Exchange Commission on April 16, 2025

Registration No. 333-269337

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-3

REGISTRATION STATEMENT NO. 333-269337

UNDER

THE SECURITIES ACT OF 1933

ALTUS POWER, INC.

(Exact name of registrant as specified in its charter)

Delaware	85-3448396
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

2200 Atlantic Street, 6th Floor

Stamford, CT 06902

(203) 698-0090

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Gregg Felton

Chief Executive Officer

2200 Atlantic Street, 6th Floor

Stamford, CT 06902

(203) 698-0090

(Name, address, including zip code, and telephone number, including area code, of agent for service)

with copies to:

Ryan J. Maierson

Keith L. Halverstam

Rachel E. Ratcliffe Payne

Latham & Watkins LLP

811 Main Street, Suite 3700

Houston, Texas 77002

(713) 546-5400

Approximate date of commencement of proposed sale to the public: Not applicable. Removal from registration of securities that were not sold pursuant to the above-referenced registration statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 1 (this “Post-Effective Amendment”) filed by Altus Power, Inc., a Delaware corporation (the “Company”), to deregister all securities that remain unsold or otherwise unissued under the Registration Statement on Form S-3 (No. 333-269337) (the “Registration Statement”), which was filed by the Company with the Securities and Exchange Commission on January 20, 2023. The Registration Statement registered the offering, issuance and sale by the Company of up to a maximum aggregate offering price of $600,000,000 of its debt securities, preferred stock, common stock, debt warrants, equity warrants, rights to purchase common stock and/or units consisting of two or more other constituent securities.

On April 16, 2025, pursuant to the terms of the previously announced Agreement and Plan of Merger, dated as of February 5, 2025 (the “Merger Agreement”), by and among the Company, Avenger Parent, Inc., a Delaware corporation (“Parent”), and Avenger Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), Merger Sub merged with and into the Company, with the Company continuing as the surviving corporation and a wholly owned subsidiary of Parent.

As a result of the completion of the transactions contemplated by the Merger Agreement, the Company has terminated all offerings of the Company’s securities pursuant to its existing registration statements under the Securities Act of 1933, as amended, including the Registration Statement. In accordance with an undertaking made by the Company in the Registration Statement to remove from registration, by means of a post-effective amendment, any of the securities of the Company that had been registered for issuance under the Registration Statement that remain unsold at the termination of the offering, the Company hereby removes from registration by means of this Post-Effective Amendment all securities that were registered under the Registration Statement but remain unsold or otherwise unissued as of the date hereof. The Registration Statement is hereby amended, as appropriate, to reflect the deregistration of such securities, and the Company hereby terminates the effectiveness of the Registration Statement. After giving effect to this Post-Effective Amendment, there will be no remaining securities registered by the Company pursuant to the Registration Statement.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Stamford, State of Connecticut, on April 16, 2025.

ALTUS POWER, INC.

By:	/s/ Gregg J. Felton
Name: Gregg J. Felton
Title: Chief Executive Officer

No other person is required to sign this Post-Effective Amendment in reliance on Rule 478 under the Securities Act of 1933, as amended.